EXHIBIT 11

                    WALSH INTERNATIONAL INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                For the years ended June 30, 1994, 1995 and 1996
                    (In thousands, except per share amounts)
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
- ------------------------------------------------------------------------------------------------------------------------------
                                                                  1994                       1995                         1996
                                                                  ----                       ----                         ----
PRIMARY AND FULLY DILUTED
EARNINGS PER SHARE

Common shares outstanding                                   5,786,978                  5,806,661                    6,783,837

Assumed exercise of certain stock options
 and other common stock equivalents (1)                     1,539,613                  1,539,613                    1,413,959
                                                    --------------------        -------------------        ---------------------
                                                            7,326,591                  7,346,274                    8,197,796
                                                    ====================        ===================        =====================

Income (loss) from continuing operations              $        (5,913)            $       (2,957)            $          2,085

(Loss) income from discontinued operations,
 net                                                  $        (5,800)            $       (1,554)            $         (1,755)
                                                    --------------------        -------------------        ---------------------
Net Income (Loss)                                     $       (11,713)            $       (4,511)            $            330
                                                    ====================        ===================        =====================

Income (loss) per share from continuing
operations                                            $         (0.81)            $        (0.40)            $           0.25

(Loss) income per share from discontinued
operations, net                                       $         (0.79)            $        (0.21)            $          (0.21)
                                                    --------------------        -------------------        ---------------------
Net income loss per share                             $         (1.60)            $        (0.61)            $           0.04
                                                    ====================        ===================        =====================


(1) The Common Stock equivalents consist of stock options, warrants and the Series A Convertible Preferred Stock. Common equivalent shares from convertible preferred stock (using the if- converted method) and stock options and warrants (using the treasury stock method) have been included in the computation when dilutive (except that, pursuant to the Securities and Exchange Commission rules, the Series A Convertible Preferred Stock which was converted into Common Stock in connection with the Company's initial public offering is included as if converted at the original date of issuance even though inclusion may be anti-dilutive). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin all common and common equivalent shares issued by the Company at an exercise price below the public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price of $12.00 per share).

         Had all common stock equivalents been factored into the fully diluted calculations for all years presented, the common stock equivalents would increase by 255,000, 305,000 and 0 for 1994, 1995 and 1996, respectively and would have resulted in fully diluted net (loss) earnings per share of $(1.54); $(0.59) and $0.04 in 1994, 1995 and
         1996, respectively.
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